Exhibit 99.2

Contact:

Richard N. Small

Senior Vice President, Chief Financial Officer

617-933-2136

Investor Relations:

Ritu Baral

The Trout Group

212-477-9007 ext. 25

POINT THERAPEUTICS TO RAISE $16.4 MILLION THROUGH THE SALE OF COMMON STOCK

BOSTON, MA.  March 1, 2005 -  Point Therapeutics, Inc. (NASDAQ:POTP) announced today that it has priced a registered direct offering for the sale of 3,650,000 shares of its common stock at a price of $4.50 per share to primarily institutional investors.  SG Cowen & Co. LLC acted as lead agent and sole book manager and RBC Capital Markets served as the co-agent for the offering.  The Company expects the transaction to close on Friday, March 4, 2005, subject to the satisfaction of customary closing conditions.  The offered shares are registered pursuant to Point’s $50 million shelf registration statement that was declared effective by the Securities and Exchange Commission on January 12, 2005.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be the sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Copies of the prospectus relating to the offering may be obtained from SG Cowen & Co. LLC, at 1221 Avenue of Americas, New York, NY 10020.

About Point Therapeutics, Inc.:

Point Therapeutics is a Boston-based biopharmaceutical company developing small molecule drugs for a variety of cancers, certain hematopoietic disorders, type 2 diabetes and as vaccine adjuvants.  The lead product candidate, talabostat (PT-100), is in Phase 2 clinical trials and is an orally-active small molecule which, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to reconstitute the hematopoietic system.

Certain statements contained herein are not strictly historical and are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as “believes,”

“expects,” “may,” “will,” “should,” “seeks,” “plans,” “schedule to,” “anticipates” or “intends” or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance its operations, (iii)  obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 16, 2004, and from time to time in Point’s other reports filed with the Securities and Exchange Commission.